Exhibit 99.1

ARCA biopharma Announces Second Quarter 2023 Financial Results

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Company is currently engaged in a strategic review process, evaluating additional development of its assets, collaborations and other strategic options

Westminster, CO, July 21, 2023 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today reported second quarter 2023 financial results and provided a corporate update.

In April 2022, the Board of Directors established a Special Committee and, in May 2022, retained Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to evaluate strategic options, including transactions involving a merger, sale of all or part of the Company’s assets, or other alternatives with the goal of maximizing stockholder value. The Company and Ladenburg have reviewed several potential strategic transactions and continue to evaluate further potential development of the Company’s existing assets, in order to maximize stockholder value. The Company does not have a defined timeline for the strategic review process and the review may not result in any specific action or transaction.

Second Quarter 2023 Summary Financial Results

Cash and cash equivalents were $40.2 million as of June 30, 2023, compared to $42.4 million as of December 31, 2022. ARCA believes that its current cash and cash equivalents, consisting primarily of money market funds, will be sufficient to fund its operations through the end of 2024.

General and administrative (G&A) expenses were $1.7 million for the quarter ended June 30, 2023, is consisted with $1.7 million for the corresponding period in 2022. G&A expenses in 2023 are expected to be consistent with those in 2022 as the Company maintains administrative activities to support our ongoing operations.

Research and development (R&D) expenses were $0.3 million for the quarter ended June 30, 2023, compared to $1.5 million for the corresponding period in 2022, a $1.2 million decrease. The majority of clinical and manufacturing close out costs related to our rNAPc2 (AB201) international Phase 2b clinical trial were incurred in the first half of 2022, with no comparable costs for the corresponding periods of 2023. R&D personnel costs decreased approximately $0.5 million for the quarter ended June 30, 2023, as compared to the corresponding period in 2022, due to decreased headcount. In July 2022, we implemented a strategic reduction of our workforce by approximately 67%, or 12 employees. Personnel reductions were primarily focused in research and development and general and administrative functions. The restructuring was a result of our decision to manage our operating costs and expenses. During the year ended December 31, 2022, we recorded total restructuring charges of approximately $755,000, of which $470,000 and

$285,000 were recognized in research and development and general and administrative expenses, respectively, in connection with the restructuring, all in the form of one-time termination benefits. R&D expenses in 2023 are expected to be lower than 2022.

Total operating expenses for the quarter ended June 30, 2023 were $2.0 million compared to $3.2 million for the second quarter 2022.

Net loss for the quarter ended June 30, 2023 was $1.5 million, or $0.10 per basic and diluted share, compared to $3.1 million, or $0.22 per basic and diluted share in the second quarter of 2022.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future development plans for Gencaro and rNAPc2, if any, and the Company’s review of strategic options. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA’s ability to raise sufficient capital on acceptable terms, or at all; the Company’s ability to continue development of Gencaro or rNAPc2 or to otherwise continue operations in the future; the Company’s ability to complete a strategic transaction; results of earlier clinical trials may not be confirmed in future clinical trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval processes; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including, without limitation, in ARCA’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, ARCA undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

(Tables follow)

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ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$40,156	$42,445
Working capital	$39,153	$41,567
Total assets	$41,083	$43,085
Total stockholders’ equity	$39,238	$41,673

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(in thousands, except share and per share amounts)
Costs and expenses:
General and administrative	$1,719	$1,734	$3,125	$2,832
Research and development	254	1,485	644	3,664
Total costs and expenses	1,973	3,219	3,769	6,496
Loss from operations	(1,973)	(3,219)	(3,769)	(6,496)

Interest and other income	493	72	943	79
Other loss	—	—	—	(2)
Net loss	$(1,480)	$(3,147)	$(2,826)	$(6,419)

Net loss per share:
Basic and diluted	$(0.10)	$(0.22)	$(0.20)	$(0.45)
Weighted average shares outstanding:
Basic and diluted	14,410,143	14,410,143	14,410,143	14,410,143